Exhibit 99.7

FORM OF NOTICE OF

IMPORTANT TAX INFORMATION

This tax information is provided in connection with the prospectus of BioScrip, Inc. (the “Company”) dated                    , 2015 (the “Prospectus”).

Under the United States federal income tax laws, dividend payments that may be made by the Company on units (“units”) consisting of an aggregate of (a) 200,000 shares of 8.5%/11.5% Series A Convertible Preferred Stock, par value $0.0001 per share, (b) 576,000 Class A warrants to purchase one share of the Company’s common stock (“Common Stock”) at a price of $5.17 per share, and (c) 576,000 Class B warrants to purchase one share of Common Stock at a price of $6.45 per share, issued upon the exercise of non-transferable subscription rights (the “Rights”) may be subject to backup withholding. Generally such payments will be subject to backup withholding unless the holder (i) is exempt from backup withholding or (ii) furnishes the payer with its correct taxpayer identification number (“TIN”) and certifies under penalties of perjury that the number provided is correct and provides certain other certifications. Each holder that exercises Rights and wants to avoid backup withholding must, unless an exemption applies, provide American Stock Transfer & Trust Company, LLC (the “Subscription Agent”), as the Company’s agent in respect of the exercised Rights, with such holder’s correct TIN (or with a certification that such holder is awaiting a TIN) and certain other certifications by completing Form W-9 below.

Certain holders (including, among others, certain foreign corporations and certain foreign individuals) are exempt from these backup withholding and reporting requirements. In general, in order for a foreign holder to qualify as an exempt recipient, that holder must submit a properly completed Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals) or Form W-8BEN-E Certificate of Status of Beneficial Owner for United States Tax Withholding and Reporting (Entities) (each instead of a Form W-9), or other applicable Form W-8 signed under the penalties of perjury, attesting to that holder’s foreign status. Such Form W-8BEN, W-8BEN-E or other applicable Form W-8 may be obtained from the Subscription Agent.

Although a foreign holder may be exempt from backup withholding, payments of dividends may be subject to withholding tax, currently at a 30% rate (or, if certain tax treaties apply such applicable lower rate). Exempt U.S. holders should indicate their exempt status on Form W-9 to avoid possible erroneous backup withholding. Holders are urged to consult their tax advisers to determine whether they are exempt from withholding and reporting requirements.

If backup withholding applies, the Company or the Subscription Agent, as the case may be, will be required to withhold (currently at a 28% rate) on any dividend payments made to a holder that exercises Rights. Backup withholding is not an additional tax. Rather, the amount of backup withholding can be credited against the U.S. federal income tax liability of the holder subject to backup withholding, provided that the required information is provided to the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained.

A holder that exercises Rights is required to give the Subscription Agent the TIN of the record owner of the Rights. If such record owner is an individual, the taxpayer identification number is generally the taxpayer’s social security number. For most other entities, the TIN is the employer identification number. If the Rights are in more than one name or are not in the name of the actual owner, consult the Instructions on Form W-9 for additional guidelines on which number to report or consult your tax advisors to determine the correct number to report. If the Subscription Agent is not provided with the correct TIN in connection with such payments, the holder may be subject to a penalty imposed by the IRS.

If you do not have a TIN, consult your tax advisors or consult the Instructions on Form W-9 for instructions on applying for a TIN, write “Applied For” in the space for the TIN in Part 1 of the Form W-9 and sign and date the Form W-9. If you do not provide your TIN to the Subscription Agent within 60 days, backup withholding will begin and continue until you furnish your TIN to the Subscription Agent. Note: Writing “Applied For” on the form means that you have already applied for a TIN or that you intend to apply for one in the near future.

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